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                                                                    EXHIBIT 3(i)

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                               SERVOTRONICS, INC.

                           PURSUANT TO SECTION 242 OF
                      THE DELAWARE GENERAL CORPORATION LAW

         Lee D. Burns, being the Treasurer of SERVOTRONICS, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Act"), DOES HEREBY
CERTIFY:

         FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation (the "Certificate") declaring said amendment advisable and directing that the proposed amendment be submitted to the Corporation's stockholders for consideration thereof.

         SECOND: That Article TWELFTH be added to the Certificate, which shall read as follows:

                  "TWELFTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or
                  (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law hereafter is amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended Delaware General Corporation Law.

                           Any repeal or modification of the foregoing paragraph
                  by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification."



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         THIRD: That thereafter, pursuant to a resolution of the Board of
Directors, the proposed amendment was submitted to the Corporation's stockholders at the annual meeting duly called and held upon due notice to the stockholders of the Corporation of the proposed amendment, at which meeting the proposed amendment was authorized by the majority vote of all of the Corporation's stockholders entitled to vote thereon.

         FOURTH: That said amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the undersigned has subscribed to this Certificate this 30th day of June 1998 and affirms that the statements made herein are true and correct under penalties of perjury.


                                                     /s/ Lee D. Burns, Treasurer
                                                     ---------------------------
                                                     Lee D. Burns, Treasurer